PRESS RELEASE

FOR IMMEDIATE RELEASE	CONTACT: Alison Griffin
February 3, 2022	(804) 217-5897
DYNEX CAPITAL, INC. REPORTS
FOURTH QUARTER AND FULL YEAR 2021 RESULTS

GLEN ALLEN, Va. -- Dynex Capital, Inc. (NYSE: DX) reported its fourth quarter and full year 2021 results today. Management will host a call today at 10:00 a.m. Eastern Time to discuss the results and business outlook. Details to access the call can be found below under "Earnings Conference Call."

Management Remarks

“As we enter 2022, we believe we are on the cusp of a significant investment opportunity as the Federal Reserve has indicated its readiness to step away from the market. We have the liquidity, flexibility, and experience to take advantage of the market opportunities that we believe will be created. As always, we will remain patient, disciplined, and focused on our execution and on driving long-term returns,” stated Byron Boston, Chief Executive Officer. “I am very proud of our track record of delivering 28.5% total economic return over the last three years, demonstrating the skill and experience of our team in navigating a complex global environment. I am also pleased that over this period we have maintained our book value at around $18 per share as we have grown the company, and as we are driving scale, preserving capital, and paying an above average dividend yield.”
Mr. Boston continued, “We believe that markets are in a pivotal moment, with returns being primarily driven by changes in government policy in an ongoing complex global environment. At Dynex, we believe we are well positioned to take advantage of the opportunities we are anticipating from this pivotal moment. As a result, we are optimistic about our ability to continue building solid cash flow for our shareholders as the market evolves.”

Financial Performance Highlights
•Comprehensive loss of $(0.04) per common share for the fourth quarter of 2021; comprehensive income of $0.53 per common share for the full year 2021
•Earnings available for distribution ("EAD") to common shareholders, a non-GAAP measure, of $0.45 per common share for the fourth quarter of 2021; $1.97 per common share for the full year 2021
•Dividends declared of $0.39 per common share for the fourth quarter of 2021; $1.56 per common share for the full year 2021
•Book value per common share of $17.99 as of December 31, 2021, a decline of $(0.43) per common share from September 30, 2021 and $(1.09) from December 31, 2020

•Estimated book value per common share as of January 31, 2022 is unchanged from end of year
•Total economic return of $(0.04) per common share, or (0.2)% of beginning book value, for the fourth quarter of 2021; $0.47 per common share, or 2.5% of beginning book value, for the full year 2021
•Leverage, inclusive of TBA dollar roll positions, of 5.8x shareholders' equity as of December 31, 2021, down 0.1x from September 30, 2021 and down 0.5x from December 31, 2020
•Cash and unencumbered Agency MBS of approximately $533.1 million as of December 31, 2021

Other Highlights for the Quarter and Full Year
•Raised equity capital of $236.8 million, net of issuance costs, during 2021 through at-the-market ("ATM") issuances and other public offerings
•Increased net interest spread and adjusted net interest spread to 2.00% and 2.10%, respectively, for 2021 compared to 1.77% and 1.87%, respectively, for the prior year
•Purchased $486.8 million of primarily Agency RMBS pools versus TBA securities during the fourth quarter, reducing exposure to future changes in TBA drop income
•Locked in funding costs at lower long-term rates by extending the original term to maturity to greater than six months for 71% of the Company's repurchase agreement borrowings outstanding as of December 31, 2021
•Implemented new trading and portfolio management systems and began implementation of a new investment accounting platform as part of a large-scale project to streamline and enhance the Company's operating platform
•Presented inaugural Environmental, Social, and Governance ("ESG") disclosures under the SASB framework that are available on the Company's website
Results Discussion
Fourth Quarter 2021
Comprehensive loss to common shareholders was $(1.4) million, or $(0.04) per common share, for the fourth quarter of 2021 compared to comprehensive income of $3.0 million, or $0.09 per common share, for the third quarter of 2021. As credit spreads widened on Agency RMBS during the fourth quarter, the fair value of the Company's MBS (including TBA securities) declined $(8.4) million, net of the increase in the fair value of the Company's interest rate hedges. The Company's net interest income increased $1.2 million from the prior quarter to $15.6 million for the fourth quarter of 2021 due to its recent purchases of Agency RMBS and CMBS IO as well as an increase in net prepayment penalty compensation from CMBS and CMBS IO of $0.9 million.
EAD to common shareholders declined $(2.4) million from the prior quarter to $0.45 per common share for the fourth quarter of 2021. The decline was principally due to lower leverage on the Company's capital during the quarter, resulting in a smaller average balance of interest earning assets inclusive of TBAs. The Company purchased low pay-up Agency RMBS specified pools in November, reducing the average balance of TBAs held during the fourth quarter of 2021. The resulting decline in TBA drop income of $(3.9) million was partially offset by the increase in net interest income of $1.2 million noted above and a decline in general and administrative ("G & A") expenses of $(0.2) million.

The $(0.43) decline in book value per common share for the fourth quarter of 2021 was primarily driven by credit spread widening, which, as discussed above, resulted in unrealized losses on the Company's assets (excluding drop income from TBAs) exceeding the gains from hedging instruments by $(0.49) per common share. This was partially offset by EAD to common shareholders exceeding dividends declared by $0.06 per common share. The dividend declared of $0.39 per common share for the fourth quarter of 2021 was offset by the $(0.43) decline in book value per common share, resulting in a total economic return of (0.2)% of the fourth quarter's beginning book value of $18.42.
Full Year 2021
Comprehensive income to common shareholders was $17.4 million, or $0.53 per common share, for the year ended December 31, 2021. As the yield curve steepened due to rising long-term interest rates during 2021, the fair value of the Company's MBS portfolio (including TBA securities) declined, resulting in net losses of $(99.6) million. Because the Company had positioned its hedging portfolio to protect against the impact of increasing long-term interest rates on its investment portfolio, these losses were offset by a net gain on its interest rate hedges of $99.4 million. The majority of the Company's comprehensive income to common shareholders for the year ended December 31, 2021 was comprised of net interest income of $54.4 million, partially offset by $(25.4) million in G & A and other operating expenses and $(11.3) million in preferred stock dividends and redemption cost of its Series B Preferred Stock in excess of its carrying value.
For 2021, net interest income declined $(9.5) million compared to 2020 due to a smaller average balance of interest earning assets with lower yields while drop income from TBA dollar roll transactions increased $28.4 million compared to 2020. The Company increased its investment in TBA securities during 2021 because the financing cost imputed in TBA dollar roll transactions has been lower than the average repurchase agreement borrowing rate used to finance specified pools of MBS. Volatility in market prepayment expectations and supply/demand dynamics, particularly as it relates to the pace of the Federal Reserve's purchases of Agency RMBS, resulted in implied financing costs dropping below 0% throughout all of 2021. TBA securities typically offer more flexibility in managing liquidity as they can be traded more quickly than specified pools. The Company focused on maintaining a higher level of liquidity throughout 2021 in order to be better positioned to invest at wider credit spreads and in assets with higher returns when given the opportunity. In addition, the Company maintained a lower leverage profile throughout 2021 because of the tighter spread environment and lower marginal returns.

Earnings Conference Call
As previously announced, the Company's quarterly conference call to discuss these results is today at 10:00 a.m. Eastern Time and may be accessed via telephone in the United States by dialing 1-888-330-2022 and providing the ID 1957092 or by live audio webcast by clicking the "Webcast" button in the “Current Events” section on the homepage of the Company's website (www.dynexcapital.com), which includes a slide presentation. To listen to the live conference call via telephone, please dial in at least 10 minutes before the call begins. An archive of the webcast will be available on the Company's website approximately two hours after the live call ends.

Consolidated Balance Sheets
($s in '000s except per share data)	December 31, 2021	September 30, 2021	December 31, 2020
ASSETS	(unaudited)	(unaudited)
Cash and cash equivalents	$366,023	$382,796	$295,602
Cash collateral posted to counterparties	108,321	16,639	14,758
Mortgage-backed securities	3,181,839	2,858,166	2,596,255
Mortgage loans held for investment	4,268	4,717	6,264
Receivable for sales pending settlement	2,771	806	150,432
Derivative assets	7,969	70,098	11,342
Accrued interest receivable	14,184	13,752	14,388
Other assets, net	7,400	7,136	6,394
Total assets	$3,692,775	$3,354,110	$3,095,435

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Repurchase agreements	$2,849,916	$2,527,065	$2,437,163
Payable for unsettled securities	—	5,429	5
Derivative liabilities	55,508	12,584	1,634
Cash collateral posted by counterparties	1,834	22,632	7,681
Accrued interest payable	1,365	639	1,410
Accrued dividends payable	6,541	6,350	5,814
Other liabilities	6,332	5,900	8,275
Total liabilities	2,921,496	2,580,599	2,461,982

Shareholders’ equity:
Preferred stock - aggregate liquidation preference of $111,500, $111,500, and $181,208, respectively	$107,843	$107,843	$174,564
Common stock	367	359	237
Additional paid-in capital	1,107,792	1,094,296	869,495
Accumulated other comprehensive income	6,729	20,236	80,261
Accumulated deficit	(451,452)	(449,223)	(491,104)
Total shareholders' equity	771,279	773,511	633,453
Total liabilities and shareholders’ equity	$3,692,775	$3,354,110	$3,095,435

Book value per common share	$17.99	$18.42	$19.08
Common shares outstanding	36,665,805	35,935,306	23,697,970

Consolidated Comprehensive Statements of Income			Year Ended
	Three Months Ended
($s in '000s except per share data)	December 31, 2021	September 30, 2021	December 31, 2021	December 31, 2020
	(unaudited)	(unaudited)	(unaudited)
Interest income	$17,051	$15,714	$60,051	$96,468
Interest expense	(1,443)	(1,320)	(5,671)	(32,615)
Net interest income	15,608	14,394	54,380	63,853

Realized gain on sale of investments, net	—	—	6,705	308,084
Unrealized (loss) gain on investments	(11,833)	(3,085)	(14,814)	20
Gain (loss) on derivative instruments, net	16,953	9,603	81,417	(172,290)
Other operating expense, net	(308)	(330)	(1,342)	(1,057)
General and administrative expenses	(6,362)	(6,549)	(24,085)	(21,080)
Net income	14,058	14,033	102,261	177,530
Preferred stock dividends	(1,923)	(1,923)	(8,329)	(13,599)
Preferred stock redemption charge	—	—	(2,987)	(3,914)
Net income to common shareholders	$12,135	$12,110	$90,945	$160,017

Other comprehensive income:
Unrealized (loss) gain on available-for-sale investments, net	$(13,507)	$(9,139)	$(66,827)	$214,539
Reclassification of realized gain on available-for-sale investments	—	—	(6,705)	(308,084)
Total other comprehensive loss	(13,507)	(9,139)	(73,532)	(93,545)
Comprehensive (loss) income to common shareholders	$(1,372)	$2,971	$17,413	$66,472

Net income per common share-basic	$0.33	$0.35	$2.79	$6.93
Net income per common share-diluted	$0.33	$0.35	$2.78	$6.93
Weighted average common shares-basic	36,565	34,924	32,596	23,106
Weighted average common shares-diluted	36,730	34,924	32,761	23,106

Investment Portfolio and Financing Data	As of and For the Quarter Ended
($s in '000s)	December 31, 2021	September 30, 2021
Agency RMBS:
Fair value	$2,686,775	$2,341,222
Amortized cost	2,713,908	2,347,594
Average balance	2,550,329	2,338,172
Effective yield	1.71%	1.77%
Average constant prepayment rate ("CPR") (1)	11.2%	11.3%
Agency CMBS:
Fair value	$184,847	$198,434
Amortized cost	177,211	188,211
Average balance	180,728	189,498
Effective yield	3.34%	3.02%
CMBS IO: (2)
Fair value	$309,419	$317,604
Amortized cost	298,197	304,374
Average balance	304,329	313,039
Effective yield	4.34%	4.23%
TBA securities:
Fair value	$1,531,188	$1,987,906
Amortized cost	1,526,421	2,000,490
Average TBA dollar roll positions	1,634,617	2,278,940
TBA drop income (3)	9,447	13,319
TBA implied net interest spread	2.26%	2.29%

Total average interest earning assets	$3,040,835	$2,846,678
Total average interest earning assets plus average TBA dollar roll positions	4,675,452	5,125,618
Total average interest bearing liabilities	2,701,191	2,529,023
Total average effective yield on average interest earning assets	2.08%	2.13%
Total average financing cost	0.21%	0.20%
Net interest spread	1.87%	1.93%
Adjusted net interest spread (4)	2.03%	2.10%
(1)Represents the historical 3-month average rate of prepayments received on Agency RMBS.
(2)CMBS IO includes Agency and non-Agency issued securities.
(3)TBA drop income is calculated by multiplying the notional amount of the TBA dollar roll positions by the difference in price between two TBA securities with the same terms but different settlement dates.
(4)Adjusted net interest spread includes the impact from TBA drop income of 16 basis points and 17 basis points, respectively.

Repurchase Agreement Financing ($s in '000s)		As of December 31, 2021
Remaining Term to Maturity		Balance	Weighted Average Rate	WAVG Original Term to Maturity
Less than 30 days		$602,994	0.42%	123
30 to 90 days		763,302	0.14%	166
91 to 180 days		1,075,324	0.15%	198
180 days to 1 year		408,296	0.30%	366
Total		$2,849,916	0.23%	198

Hedging Portfolio ($s in '000s)	As of December 31, 2021
Instrument Type	Notional Amount/ Long (Short)	WAVG Months to Expiration	Fair Value	Rate
U.S. Treasury futures	$(3,890,000)	3	$(55,508)	n/a
Pay-fixed interest rate swaptions	500,000	7	3,202	1.60%

Use of Non-GAAP Financial Measures
In addition to the Company's operating results presented in accordance with GAAP, this release includes certain non-GAAP financial measures including EAD to common shareholders (formerly, core net operating income to common shareholders) (including on a per common share basis), adjusted net interest income and the related metric adjusted net interest spread. Because these measures are used in the Company's internal analysis of financial and operating performance, management believes that they provide greater transparency to investors of management's views of economic performance. Management also believes the presentation of these measures, when analyzed in conjunction with the Company's GAAP operating results, allows investors to more effectively evaluate and compare the performance of the Company to that of its peers, although the Company's presentation of its non-GAAP measures may not be comparable to other similarly titled measures of other companies. Schedules reconciling EAD to common shareholders and adjusted net interest income to GAAP financial measures are provided further below.
EAD to common shareholders is a non-GAAP metric used by the Company as a measure of the investment portfolio’s return based on the effective yield of its investments, net of financing costs and other normal recurring operating income/expenses, net. It is one of several factors the Board considers in determining the appropriate level of distributions to shareholders and therefore believes it serves as a useful indicator for investors in evaluating the Company's performance and its ability to pay dividends. In addition to the non-GAAP reconciliation set forth below, which derives EAD to common shareholders from GAAP comprehensive income to common shareholders, EAD to common shareholders is alternatively determined by adjusting net interest income to include interest rate swap periodic interest benefit/cost, drop income on TBA dollar roll transactions, G & A expenses, and preferred dividends. Drop income generated by TBA dollar roll positions, which is included in "gain (loss) on derivatives instruments, net" on the Company's consolidated statements of comprehensive income, is included in EAD and in adjusted net interest income because management views drop income as the economic equivalent of net interest income (interest income less implied financing cost) on the underlying Agency security from trade date to settlement date. Management also includes interest rate swap periodic interest benefit/cost, which is also included in "gain (loss) on derivatives instruments, net", in adjusted net interest income and EAD because interest rate swaps are used by the Company to economically hedge the impact of changing interest rates on its borrowing costs from repurchase agreements, and therefore represent a cost of financing in addition to GAAP interest expense. However, these non-GAAP measures do not provide a full perspective on the Company's results of operations, and therefore, their usefulness is limited. For example, these non-GAAP measures do not include the changes in fair value of investments or changes in fair value of and costs of terminating derivative instruments used by management to economically hedge the impact of changing interest rates on the fair value of the Company's portfolio and book value per common share. As a result, these non-GAAP measures should be considered as a supplement to, and not as a substitute for, the Company's GAAP results as reported on its consolidated statements of comprehensive income. Additionally, similarly titled non-GAAP financial measures used by other companies may not be computed in the same or similar fashion. A reconciliation of the non-GAAP financial measures used in this earnings release to the most directly comparable GAAP financial measure is presented below.

	Three Months Ended		Year Ended
($s in '000s except per share data)	December 31, 2021	September 30, 2021	December 31, 2021
Comprehensive (loss) income to common shareholders	$(1,372)	$2,971	$17,413
Less:
Change in fair value of investments, net (1)	25,340	12,224	81,641
Change in fair value of derivative instruments, net (2)	(7,506)	3,716	(37,905)
Preferred stock redemption charge	—	—	2,987
EAD to common shareholders	$16,462	$18,911	$64,136

Weighted average common shares	36,565	34,924	32,596
Comprehensive (loss) income per common share	$(0.04)	$0.09	$0.53
EAD per common share	$0.45	$0.54	$1.97

Net interest income	$15,608	$14,394	$54,380
TBA drop income (3)	9,447	13,319	43,512
Adjusted net interest income	$25,055	$27,713	$97,892
Other operating expense, net	(308)	(330)	(1,342)
General and administrative expenses	(6,362)	(6,549)	(24,085)
Preferred stock dividends	(1,923)	(1,923)	(8,329)
EAD to common shareholders	$16,462	$18,911	$64,136

(1)    Amount includes realized and unrealized gains and losses from the Company's MBS and other investments.
(2)    Amount includes unrealized gains and losses from changes in fair value of derivatives and realized gains and losses on terminated derivatives and excludes TBA drop income.
(3) TBA drop income is calculated by multiplying the notional amount of the TBA dollar roll positions by the difference in price between two TBA securities with the same terms but different settlement dates.

Forward Looking Statements
This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “forecast,” “anticipate,” “estimate,” “project,” “plan,” "may," "could," and similar expressions identify forward-looking statements that are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Forward-looking statements in this release, including statements made in Mr. Boston's quotes, may include, without limitation, statements regarding the Company's financial performance in future periods, future interest rates, future market credit spreads, management's views on expected characteristics of future investment and macroeconomic environments, central bank strategies prepayment rates and investment risks, future investment strategies, future leverage levels and financing strategies, the use of specific financing and hedging instruments and the future impacts of these strategies, future actions by the Federal Reserve, and the expected performance of the Company's investments. The Company's actual results and timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements as a result of unforeseen external factors. These factors may include, but are not limited to, volatility and disruption in national and international financial markets; adverse effects of the ongoing novel coronavirus (COVID-19) pandemic and any governmental or societal responses thereto, or other unusual and infrequently occurring events; ability to find suitable investment opportunities; changes in economic conditions, including an increased rate of inflation; changes in interest rates and interest rate spreads, including the repricing of interest-earning assets and interest-bearing liabilities; the Company’s investment portfolio performance particularly as it relates to cash flow, prepayment rates and credit performance; the impact on markets and asset prices from changes in the Federal Reserve’s policies regarding purchases of Agency residential and Agency commercial mortgage-backed securities and U.S. Treasuries; actual or anticipated changes in Federal Reserve monetary policy or the monetary policy of other central banks; adverse reactions in U.S. financial markets related to actions of foreign central banks or the economic performance of foreign economies including in particular China, Japan, the European Union, and the United Kingdom; uncertainty concerning the long-term fiscal health and stability of the United States; the cost and availability of financing, including the future availability of financing due to changes to regulation of, and capital requirements imposed upon, financial institutions; the cost and availability of new equity capital; changes in the Company’s use of leverage; changes to the Company’s investment strategy, operating policies, dividend policy or asset allocations; the quality of performance of third-party servicer providers of the Company’s loans and loans underlying securities owned by the Company; the level of defaults by borrowers on loans the Company has securitized or otherwise is invested through its ownership of MBS; changes in the Company’s industry; increased competition; changes in government regulations affecting the Company’s business; changes or volatility in the repurchase agreement financing markets and other credit markets; changes to the market for interest rate swaps and other derivative instruments, including changes to margin requirements on derivative instruments; uncertainty regarding continued government support of the U.S. financial system and U.S. housing and real estate markets or reform of the U.S. housing finance system, including the resolution of the conservatorship of Fannie Mae and Freddie Mac; the composition of the Federal Reserve; systems failures or cybersecurity incidents; catastrophes affecting global markets; and exposure to current and future claims and litigation. For additional information on risk factors that could affect the Company's forward-looking statements, see the Company's Annual Report on Form 10-K for the year ended December 31, 2020, and other reports filed with and furnished to the Securities and Exchange Commission.
All forward-looking statements are qualified in their entirety by these and other cautionary statements that the Company makes from time to time in its filings with the Securities and Exchange Commission and other public communications. The Company cannot assure the reader that it will realize the results or developments the Company anticipates or, even if substantially realized, that they will result in the consequences or affect the Company or its operations in the way the Company expects. Forward-looking statements speak only as of the date made. The Company undertakes no obligation to update or revise any forward-looking statements to reflect events or circumstances arising after the date on which they were made, except as otherwise required by law. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, the Company.

Company Description
Dynex Capital, Inc. is an internally managed real estate investment trust, or REIT, which invests in mortgage assets on a leverage basis. The Company invests in Agency and non-Agency RMBS, CMBS, and CMBS IO. Currently, it is predominantly invested in Agency MBS. Additional information about Dynex Capital, Inc., including its most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K, is available on the Company's website at www.dynexcapital.com.

#	#	#